Exhibit 10.1
Spinoff Change in Control Agreement
THIS SPINOFF CHANGE IN CONTROL AGREEMENT is made, entered into, and is effective as of March 15, 2024 (hereinafter referred to as the “Effective Date”), by and between EDWARDS LIFESCIENCES CORPORATION, a Delaware corporation, and Catherine Szyman (the “Executive”).
WHEREAS, the Executive is currently employed by the Company in a key management capacity related to the Critical Care and Vascular Product Group;
WHEREAS, the Company anticipates and recognizes that circumstances may arise in which a Spinoff or a Sale will occur, thereby causing uncertainty of employment, and that the Executive’s continued services with regard to the Critical Care and Vascular Product Group are critical to the success of any such Spinoff or Sale;
WHEREAS, both the Company and the Executive are desirous that any proposal for a Spinoff or a Sale will be considered by the Executive objectively and with reference only to the business interests of the Company, including the Critical Care and Vascular Product Group, and its shareholders; and
WHEREAS, the Executive will be in a better position to consider the Company’s best interests if the Executive is afforded reasonable security, as provided in this Agreement, against altered conditions of employment which could result from any such Spinoff or Sale.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
Article 1.    Definitions
Wherever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:
1.1“Agreement” means this Spinoff Severance Agreement.
1.2“Base Salary” means, at any time, the then-regular annual rate of pay which the Executive is receiving as annual salary, excluding amounts: (i) received under short- or long-term incentive or other bonus plans, regardless of whether or not the amounts are deferred, or (ii) designated by the Company as payment toward reimbursement of expenses.
1.3“Board” means the Board of Directors of the Company.
1.4“Cause” shall mean the occurrence of any one or more of the following (provided, that the determination of whether “Cause” exists at any time prior to the occurrence of a Spinoff or a Sale shall be determined solely by the Board (excluding the Executive, if the Executive is then a member of the Board), in the exercise of the Board’s good faith and reasonable judgment,

Exhibit 10.1
and any such determination shall be final and binding upon the parties):
(a)A continuing material breach by the Executive of the duties and responsibilities of the Executive (other than as a result of incapacity due to a physical or mental condition or illness), which breach is demonstrably willful and deliberate on the Executive’s part, is committed in bad faith and without a reasonable belief that such a breach is in the best interests of the Company, and (x) the Board delivers to Executive a written demand for substantial performance that specifically identifies the manner in which the Board believes the Executive has breached such duties and responsibilities, (y) the Executive fails to remedy such breach within sixty (60) days after receipt of such written demand, and (z) the Board delivers the Notice of Termination pursuant to Section 2.9 herein within thirty (30) days after the expiration of such sixty (60) day cure period;
(b)The Executive has engaged in conduct that is willfully, demonstrably and materially injurious to the Company, monetarily or otherwise and, if cure is reasonably possible in the circumstances, (x) the Board delivers to Executive a written demand for substantial performance that specifically identifies the manner in which the Board believes the Executive has breached such duties and responsibilities, (y) the Executive fails to remedy such breach within sixty (60) days after receipt of such written demand, and (z) the Board delivers the Notice of Termination pursuant to Section 2.9 herein within thirty (30) days after the expiration of such sixty (60) day cure period; or
(c)The Executive is convicted of, or pled guilty or nolo contendere to a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction) that adversely affects the reputation of the Executive or the Company;
provided, that no act or failure to act on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Company.
1.5“Code Section 409A” has the meaning ascribed to such term in Section 9.9(a) herein.
1.6“Code” means the Internal Revenue Code of 1986, as amended.
1.7“Company” means Edwards Lifesciences Corporation, a Delaware corporation (including any and all subsidiaries), or any successor thereto, including in the case of a Sale or Spinoff, the entity formed with respect to the Critical Care and Vascular Product Group, and any acquiror thereof, as provided in Article 8 herein.
1.8“Critical Care and Vascular Product Group” means the business unit of the Company relating to the manufacture and sale of critical care and vascular products.

Exhibit 10.1
1.9“Disability” shall have the meaning ascribed to such term in the Executive’s governing long-term disability plan as of the Effective Date.
1.10“Effective Date” means the date specified in the opening sentence of this Agreement.
1.11“Effective Date of Termination” means the date on which a Qualifying Termination occurs, as provided in Section 2.2 herein.
1.12“Enhanced Separation Benefits” means the payments and/or benefits provided in Section 2.5 herein following the Outside Date in relation to a contemplated Spinoff.
1.13“Executive” means the individual specified in the opening sentence of this Agreement.
1.14“Good Reason” means, without the Executive’s express written consent, the occurrence of any one or more of the following conditions during the Protected Period:
(a)A material diminution in the Executive’s role, duties, responsibilities and authorities, as measured in the aggregate, other than (i) an insubstantial or inadvertent act that is remedied by the Company, as applicable, promptly after receipt of notice thereof given by the Executive; or (ii) changes resulting solely from the Critical Care and Vascular Product Group ceasing to be a business unit of Edwards Lifesciences Corporation following a Spinoff or a Sale. Notwithstanding the foregoing, in the event that following either a Spinoff or a Sale the Executive is not serving as the chief executive officer of a publicly traded company or other independent entity (which shall not include a subsidiary of publicly traded company), a material diminution giving rise to Good Reason shall be deemed to occur. For the avoidance of doubt, Executive shall not be deemed to have Good Reason if, in the case of a contemplated Spinoff, in the event an Outside Date has occurred and Executive’s role as Corporate Vice President, Critical Care, remains available and the Company determines that you will remain in such role;
(b)The Company’s requiring the Executive to be based at a location in excess of fifty (50) miles from the location of the Executive’s principal job location or office immediately prior to such change, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s then present business travel obligations; or
(c)A material reduction by the Company of the Executive’s Base Salary in effect on the Effective Date hereof, or as the same shall be increased from time to time;
provided, however, that any such condition shall not constitute “Good Reason” unless the following requirements are satisfied: (x) the Executive provides the Company the Notice of Termination pursuant to Section 2.9 herein within sixty (60) days following the initial existence of the event giving rise to the condition claimed to constitute “Good Reason,” (y) the Company

Exhibit 10.1
fails to remedy such condition within thirty (30) days after receiving such Notice of Termination (the “Cure Period”), and (z) the Executive resigns in writing from the Executive’s employment, citing failure to remedy the condition giving rise to Good Reason, within thirty (30) days following the expiration of such thirty (30) day cure period.
The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.
1.15“Outside Date” means the earlier of (i) December 31, 2025; and (ii) the date the Company formally announces the Spinoff will not be pursued.
1.16“Protected Period” means the twelve (12)-month period following (i) a Spinoff, (ii) a Sale, or (iii) the Outside Date in relation to a contemplated Spinoff, as applicable.
1.17“Qualifying Termination” has the meaning ascribed to such term in Section 2.2 herein.
1.18“Sale” means the sale of the Critical Care and Vascular Product Group, whether through a sale of the assets of, or a sale of shares of an entity or entities formed in relation to, the Critical Care and Vascular Product Group, or a combination thereof.
1.19“Sale Separation Benefits” means the payments and/or benefits provided in Section
2.4 herein following a Sale.
1.20“Separation Benefits” means the Spinoff Separation Benefits, the Sale Separation Benefits, or the Enhanced Separation Benefits, as applicable.
1.21“Separation from Service” means the Executive’s separation from service as determined in accordance with Code Section 409A and the applicable standards of the Treasury Regulations issued thereunder.
1.22“Spinoff” means a spinoff of the Critical Care and Vascular Product Group.
1.23“Spinoff Separation Benefits” means the payments and/or benefits provided in Section 2.3 herein following a Spinoff.
Article 2.    Separation Benefits
2.1Right to Separation Benefits.
(a)Spinoff Separation Benefits. The Executive shall be entitled to receive from the Company the Spinoff Separation Benefits described in Section 2.3 herein if there has been a Spinoff and if the Executive incurs a Qualifying Termination (as set forth in Section 2.2); provided, however, that the Executive’s entitlement to Spinoff Separation Benefits (other than under Section 2.3(a)) is conditioned upon (i) the Executive executing and delivering to the Company a general release of claims in the form attached hereto as Exhibit A (“Release”) within

Exhibit 10.1
twenty-one (21) days (or forty-five (45) days if such longer period is required under applicable law), and (ii) the Executive not revoking such Release.
The Executive shall not be entitled to receive Spinoff Separation Benefits if the Executive’s employment with the Company terminates (i) at any time before or after the Protected Period corresponding to a Spinoff (regardless of the reason), or (ii) during the Protected Period but other than in the case of a Qualifying Termination.
(b)Sale Separation Benefits. The Executive shall be entitled to receive from the Company the Sale Separation Benefits described in Section 2.4 herein if there has been a Sale and if the Executive incurs a Qualifying Termination (as set forth in Section 2.2); provided, however, that the Executive’s entitlement to Sale Separation Benefits (other than under Section 2.4(a)) is conditioned upon (i) the Executive executing and delivering to the Company a Release within twenty-one (21) days (or forty-five (45) days if such longer period is required under applicable law), and (ii) the Executive not revoking such Release.
The Executive shall not be entitled to receive Sale Separation Benefits if the Executive’s employment with the Company terminates (i) at any time before or after the Protected Period corresponding to a Sale (regardless of the reason), or (ii) during the Protected Period but other than in a Qualifying Termination.
(c)Enhanced Separation Benefits. The Executive shall be entitled to receive from the Company the Enhanced Separation Benefits described in Section 2.5 herein solely in the event that a Spinoff has not occurred by the Outside Date of such contemplated Spinoff and if the Executive incurs a Qualifying Termination (as set forth in Section 2.2); provided, however, that the Executive’s entitlement to Enhanced Separation Benefits (other than under Section 2.5(a)) is conditioned upon (i) the Executive executing and delivering to the Company a Release within twenty-one (21) days (or forty-five (45) days if such longer period is required under applicable law), and (ii) the Executive not revoking such Release.
The Executive shall not be entitled to receive Enhanced Separation Benefits if the Executive’s employment with the Company terminates (i) at any time before or after the Protected Period corresponding to the Outside Date (regardless of the reason), (ii) during the Protected Period but other than in a Qualifying Termination, or (iii) after a Spinoff or a Sale.
2.2Qualifying Termination. The occurrence of either of the following events within the Protected Period shall constitute a “Qualifying Termination”:
(a)The Company’s involuntary termination of the Executive’s employment without Cause; or
(b)The Executive’s voluntary termination of employment for Good Reason.
For purposes of this Agreement, a Qualifying Termination shall not include a termination of the Executive’s employment with the Company by reason of death, Disability, voluntary normal retirement (as such term is defined under the then established rules of the Company’s tax-qualified retirement plan) unless the requirement set forth in Section 2.2(b) herein is met. A

Exhibit 10.1
Qualifying Termination shall not occur in the event of an involuntary termination of the Executive’s employment by the Company for Cause.
2.3Description of Spinoff Separation Benefits. In the event that the Executive becomes entitled to receive Spinoff Separation Benefits, as provided in Sections 2.1 and 2.2 herein, the Company shall pay to the Executive, and provide the Executive with, total Spinoff Separation Benefits equal to all of the following:
(a)A lump-sum amount equal to the Executive’s unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the Effective Date of Termination.
(b)A lump-sum amount equal to the product obtained by multiplying (i) the Executive’s annual incentive pay objective amount (or other target annual incentive amount, as applicable), established under the annual bonus plan in which the Executive is then participating for the bonus plan year in which the Effective Date of Termination occurs, by (ii) a fraction, the numerator of which is the number of full completed months in the bonus plan year through the Effective Date of Termination, and the denominator of which is twelve (12). This payment will be in lieu of any other payment to be made to the Executive under the annual bonus plan in which the Executive is then participating for that plan year.
(c)A lump-sum amount equal to two (2) multiplied by the Executive’s annual rate of Base Salary in effect upon the Effective Date of Termination.
(d)A lump-sum amount equal to two (2) multiplied by the Executive’s annual incentive pay objective amount (or other target annual incentive amount, as applicable) established under the annual bonus plan in which the Executive is then participating for the bonus plan year in which the Effective Date of Termination occurs.
(e)Except as provided below in this Section 2.3(e), all long-term incentive awards granted by the Company to the Executive prior to the Qualifying Termination, including any such awards converted in connection with the Spinoff, to the extent such awards are outstanding and otherwise unvested immediately prior to the Qualifying Termination, shall vest an additional twelve (12) months upon (or, as may be necessary to give effect to the acceleration, immediately prior to) the Qualifying Termination; provided, that any long-term incentive award which includes performance-based (in addition to time-based) vesting requirements shall vest assuming the target level of performance was achieved. Stock options or stock appreciation rights that become vested in accordance with this Section 2.3(e), may be exercised after the Qualifying Termination only within the time frame specified in the applicable long-term incentive plan or award agreement.

Exhibit 10.1
(f)Executive shall be entitled to continue to participate in the Company’s medical and dental insurance programs (subject in each case to the eligibility and other provisions of such programs), including coverage for any of Executive’s dependents enrolled in the Company’s medical and dental insurance programs as of the Effective Date of Termination, at the same or substantially similar coverage level as in effect as of the Effective Date of Termination, for a period of thirty-six (36) months following the Effective Date of Termination and at substantially the same economic cost to the Executive as of the Effective Date of Termination; provided, that, the Company may elect to pay Executive a cash payment equal to such economic cost rather than Executive (and Executive’s qualifying dependents, as applicable) continuing to participate in the Company’s medical and dental insurance programs. To the extent that any payments or reimbursements pursuant to this Section 2.3(f) are taxable to the Executive, any such payment or reimbursement shall be subject to Section 9.9 of this Agreement.
2.4Description of Sale Separation Benefits. In the event that the Executive becomes entitled to receive Sale Separation Benefits, as provided in Sections 2.1 and 2.2 herein, the Company shall pay to the Executive, and provide the Executive with, total Sale Separation Benefits equal to all of the following:
(a)A lump-sum amount equal to the Executive’s unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the Effective Date of Termination.
(b)A lump-sum amount equal to the product obtained by multiplying (i) the Executive’s annual incentive pay objective amount (or other target annual incentive amount, as applicable), established under the annual bonus plan in which the Executive is then participating for the bonus plan year in which the Effective Date of Termination occurs, by (ii) a fraction, the numerator of which is the number of full completed months in the bonus plan year through the Effective Date of Termination, and the denominator of which is twelve (12). This payment will be in lieu of any other payment to be made to the Executive under the annual bonus plan in which the Executive is then participating for that plan year.
(c)A lump-sum amount equal to two (2) multiplied by the Executive’s annual rate of Base Salary in effect upon the Effective Date of Termination.
(d)A lump-sum amount equal to two (2) multiplied by the Executive’s annual incentive pay objective amount (or other target annual incentive amount, as applicable) established under the annual bonus plan in which the Executive is then participating for the bonus plan year in which the Effective Date of Termination occurs.

Exhibit 10.1
(e)Except as provided below in this Section 2.4(e), all long-term incentive awards granted by the Company to the Executive prior to the Qualifying Termination, which shall be assumed, replaced, substituted for or otherwise converted in connection with the Sale, to the extent such awards are outstanding and otherwise unvested immediately prior to the Qualifying Termination, shall vest in full upon (or, as may be necessary to give effect to the acceleration, immediately prior to) the Qualifying Termination; provided, that any long-term incentive award which includes performance-based (in addition to time-based) vesting requirements shall vest assuming the target level of performance was achieved. Stock options or stock appreciation rights that become vested in accordance with this Section 2.4(e), may be exercised after the Qualifying Termination only within the time frame specified in the applicable long-term incentive plan or award agreement.
(f)Executive shall be entitled to continue to participate in the Company’s medical and dental insurance programs (subject in each case to the eligibility and other provisions of such programs), including coverage for any of Executive’s dependents enrolled in the Company’s medical and dental insurance programs as of the Effective Date of Termination, at the same or substantially similar coverage level as in effect as of the Effective Date of Termination, for a period of thirty-six (36) months following the Effective Date of Termination and at substantially the same economic cost to the Executive as of the Effective Date of Termination; provided, that, the Company may elect to pay Executive a cash payment equal to such economic cost rather than Executive (and Executive’s qualifying dependents, as applicable) continuing to participate in the Company’s medical and dental insurance programs. To the extent that any payments or reimbursements pursuant to this Section 2.4(f) are taxable to the Executive, any such payment or reimbursement shall be subject to Section 9.9 of this Agreement.
2.5Description of Enhanced Separation Benefits. In the event that the Executive becomes entitled to receive Enhanced Separation Benefits, as provided in Sections 2.1 and 2.2 herein, the Company shall pay to the Executive, and provide the Executive with, total Enhanced Separation Benefits equal to all of the following:
(a)A lump-sum amount equal to the Executive’s unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the Effective Date of Termination.
(b)A lump-sum amount equal to the product obtained by multiplying (i) the Executive’s annual incentive pay objective amount (or other target annual incentive amount, as applicable), established under the annual bonus plan in which the Executive is then participating for the bonus plan year in which the Effective Date of Termination occurs, by (ii) a fraction, the numerator of which is the number of full completed months in the bonus plan year through the Effective Date of Termination, and the denominator of which is twelve (12).

Exhibit 10.1
This payment will be in lieu of any other payment to be made to the Executive under the annual bonus plan in which the Executive is then participating for that plan year.
(c)A lump-sum amount equal to two (2) multiplied by the Executive’s annual rate of Base Salary in effect upon the Effective Date of Termination.
(d)A lump-sum amount equal to two (2) multiplied by the Executive’s annual incentive pay objective amount (or other target annual incentive amount, as applicable) established under the annual bonus plan in which the Executive is then participating for the bonus plan year in which the Effective Date of Termination occurs.
(e)Except as provided below in this Section 2.5(e), all long-term incentive awards granted by the Company to the Executive prior to the Qualifying Termination, to the extent such awards are outstanding and otherwise unvested immediately prior to the Qualifying Termination, shall vest an additional twelve (12) months upon (or, as may be necessary to give effect to the acceleration, immediately prior to) the Qualifying Termination; provided, that any long-term incentive award which includes performance-based (in addition to time-based) vesting requirements shall vest assuming the target level of performance was achieved. Stock options or stock appreciation rights that become vested in accordance with this Section 2.5(e), may be exercised after the Qualifying Termination only within the time frame specified in the applicable long-term incentive plan or award agreement.
(f)Executive shall be entitled to continue to participate in the Company’s medical and dental insurance programs (subject in each case to the eligibility and other provisions of such programs), including coverage for any of Executive’s dependents enrolled in the Company’s medical and dental insurance programs as of the Effective Date of Termination, at the same or substantially similar coverage level as in effect as of the Effective Date of Termination, for a period of thirty-six (36) months following the Effective Date of Termination and at substantially the same economic cost to the Executive as of the Effective Date of Termination; provided, that, the Company may elect to pay Executive a cash payment equal to such economic cost rather than Executive (and Executive’s qualifying dependents, as applicable) continuing to participate in the Company’s medical and dental insurance programs. To the extent that any payments or reimbursements pursuant to this Section 2.5(f) are taxable to the Executive, any such payment or reimbursement shall be subject to Section 9.9 of this Agreement.
2.6Termination due to Disability. If the Executive’s employment is terminated with the Company due to Disability, the Company shall pay the Executive any unpaid Base Salary, accrued vacation, and other items earned by and owed to the Executive through the Effective Date of Termination, plus all other amounts to which the Executive is entitled under any

Exhibit 10.1
compensation plans of the Company at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.
2.7Termination due to Retirement or Death. If the Executive’s employment with the Company is terminated by reason of the Executive’s voluntary normal retirement (as defined under the then established rules of the Company’s tax-qualified retirement plan), or death, the Company shall pay the Executive any unpaid Base Salary, accrued vacation, and other items earned by and owed to the Executive through the Effective Date of Termination, plus all other amounts to which the Executive is entitled under any compensation plans of the Company at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.
2.8Termination for Cause or by the Executive Other Than for Good Reason. If the Executive’s employment is terminated either: (i) by the Company for Cause; or (ii) voluntarily by the Executive for a reason other than that specified in Section 2.2(b) herein, the Company shall pay the Executive any unpaid Base Salary, accrued vacation, and other items earned by and owed to the Executive through the Effective Date of Termination, plus all other amounts to which the Executive is entitled under any compensation plans of the Company at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.
2.9Notice of Termination. Any termination of the Executive’s employment by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
Article 3.    Form and Timing of Separation Benefits
3.1Form and Timing of Separation Benefits. The Separation Benefits described in Section 2.3(a), Section 2.4(a) or Section 2.5(a) herein, as applicable, shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond ten (10) calendar days from such date. Subject to Sections 2.1 and 9.9(b), the Separation Benefits described in clauses (b) through (d) of Section 2.3, Section 2.4 or Section 2.5 herein, as applicable, shall be paid in cash to the Executive in a single lump sum on the sixtieth (60th) day following the occurrence of the Executive’s Separation from Service by reason of the Qualifying Termination. To the extent the payment of any such Separation Benefits to which the Executive becomes entitled under this Agreement is deferred beyond the Executive’s Separation from Service (including by reason of Section 9.9(b)), the Executive shall be entitled to interest on those amounts, for the period the payment of such amounts is so deferred, with such interest to accrue at the prime rate published by the Wall Street Journal as in effect on the date of the Executive’s Separation from Service and to be paid in a lump sum upon payment of such Separation Benefits.
3.2Withholding of Taxes. The Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as legally shall be required.

Exhibit 10.1
Article 4.    Benefit Limit
4.1Benefit Limit. In the event that any payments or benefits to which the Executive becomes entitled in accordance with the provisions of this Agreement (or any other agreement with the Company) would otherwise constitute a parachute payment under Code Section 280G(b)(2), then such payments and/or benefits will be subject to reduction to the extent necessary to assure that the Executive receives only the greater of (i) the amount of those payments which would not constitute such a parachute payment or (ii) the amount which yields the Executive the greatest after-tax amount of benefits after taking into account any excise tax imposed under Code Section 4999 on the payments and benefits provided the Executive under this Agreement (or on any other payments or benefits to which the Executive may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of the Executive’s employment with the Company).
4.2Order of Reduction. Should a reduction in benefits be required to satisfy the benefit limit of Section 4.1, then the portion of any parachute payment otherwise payable in cash to the Executive shall be reduced to the extent necessary to comply with such benefit limit. Should such benefit limit still be exceeded following such reduction, then the number of shares which would otherwise vest on an accelerated basis under each of the Executive’s options or other equity awards (based on the amount of the parachute payment attributable to each such option or equity award under Code Section 280G) shall be reduced to the extent necessary to eliminate such excess, with such reduction to be made in the same chronological order in which those awards were made.
4.3Resolution Procedures. In the event there is any disagreement between the Executive and the Company as to whether one or more payments or benefits to which the Executive becomes entitled constitute a parachute payment under Code Section 280G or as to the determination of the present value thereof, such dispute will be resolved as follows:
(a)In the event the Treasury Regulations under Code Section 280G (or applicable judicial decisions) specifically address the status of any such payment or benefit or the method of valuation therefor, the characterization afforded to such payment or benefit by the Regulations (or such decisions) will, together with the applicable valuation methodology, be controlling.
(b)In the event Treasury Regulations (or applicable judicial decisions) do not address the status of any payment in dispute, the matter will be submitted for resolution to independent auditors selected and paid for by the Company. The resolution reached by the independent auditors will be final and controlling; provided, however, that if in the judgment of the independent auditors, the status of the payment in dispute can be resolved through the obtainment of a private letter ruling from the Internal Revenue Service, a formal and proper request for such ruling will be prepared and submitted by the independent auditors, and the determination made by the Internal Revenue Service in the issued ruling will be controlling. All expenses incurred in connection with the preparation and submission of the ruling request shall be paid by the Company.

Exhibit 10.1
(c)In the event Treasury Regulations (or applicable judicial decisions) do not address the appropriate valuation methodology for any payment in dispute, the present value thereof will, at the independent auditor’s election, be determined through an independent third-party appraisal, and the expenses incurred in obtaining such appraisal shall be paid by the Company.
Article 5.    The Company’s Payment Obligation
5.1Payment Obligations Absolute. The Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.
The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement.
5.2Contractual Rights to Benefits. This Agreement establishes and vests in the Executive a contractual right to the benefits to which the Executive is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.
Article 6. Term of Agreement
The current term of this Agreement extends through December 31, 2025, provided that if a Sale occurs on or prior to such date, the term shall extend until the end of the Protected Period with respect to such Sale.
In addition, should a Qualifying Termination occur during the term of this Agreement, this Agreement shall continue in effect until all of Executive’s rights in respect of such termination have been satisfied.
Article 7. Legal Remedies
7.1Dispute Resolution. The Executive shall have the right and option to elect to have any good faith dispute or controversy arising under or in connection with this Agreement settled by litigation or arbitration. If arbitration is selected, such proceeding shall be conducted by final and binding arbitration before a panel of three (3) arbitrators in accordance with the rules and under the administration of the American Arbitration Association.
7.2Payment of Legal Fees. In the event that it shall be necessary or desirable for the Executive to retain legal counsel and/or to incur other costs and expenses in connection with the

Exhibit 10.1
enforcement of any or all of the Executive’s rights under this Agreement, the Company shall pay (or the Executive shall be entitled to recover from the Company) the Executive’s attorneys’ fees, costs, and expenses in connection with a good faith enforcement of the Executive’s rights including the enforcement of any arbitration award, and any such payment shall be made to the Executive as soon as administratively practicable following the time at which the related expense was incurred. This shall include, without limitation, court costs and attorneys’ fees incurred by the Executive as a result of any good faith claim, action, or proceeding, including any such action against the Company arising out of, or challenging the validity or enforceability of this Agreement or any provision hereof. To the extent that any payments or reimbursements pursuant to this Section 7.2 are taxable to the Executive, any such payment or reimbursement shall be subject to 9.9 of this Agreement.

Article 8.    Successors
The Company shall require any successor to the Critical Care and Vascular Product Group (whether direct or indirect, by purchase, merger, reorganization, consolidation, spinoff, acquisition of property or stock, liquidation, or otherwise) of all or substantially all of the assets of the Critical Care and Vascular Product Group (or any entity formed in relation to the Critical Care and Vascular Product Group in connection with a Sale or a Spinoff) by agreement to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such Sale, Spinoff or other succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any such successor in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of this Agreement.
Article 9.    Miscellaneous
9.1Employment Status. This Agreement is not, and nothing herein shall be deemed to create, an employment contract between the Executive and the Company or any of its subsidiaries. Subject to the terms of any employment contract between the Executive and the Company, the Executive acknowledges that the rights of the Company remain wholly intact to change or reduce at any time and from time to time the Executive’s compensation, title, responsibilities, location, and all other aspects of the employment relationship, or to discharge the Executive prior to a Spinoff or a Sale (subject to such discharge possibly being considered a Qualifying Termination pursuant to Section 2.2).
9.2Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. In addition, the payments provided for under this Agreement in the event of the Executive’s termination of employment as provided herein shall be in lieu of any separation benefits payable under any employment contract between the Executive and the Company or any severance plan, program, or policy of the Company to which the Executive might otherwise be entitled.
Notwithstanding anything in this Section 9.2 to the contrary, and for purposes of clarity, (1) the Company’s rights under its standard form of employment agreement, which generally contains the Company’s rights with respect to any trade secrets, confidentiality,

Exhibit 10.1
inventions and arbitration, and any similar agreements or policies, previously entered into between the Company and the Executive, and (2) the Company’s and the Executive’s rights under that certain Indemnification Agreement previously entered into between the Company and the Executive, dated as of January 5, 2015, are specifically not integrated into this Agreement and shall continue in effect to the extent continuing to be applicable.
Notwithstanding any other provisions of this Agreement or other agreement between the Company and the Executive or other plan or program of the Company, the Executive shall not be entitled to any payments or benefits under more than one of Sections 2.3, 2.4 and 2.5 of this Agreement or under any other severance agreement, plan or program of the Company if payments or benefits are provided to the Executive under this Agreement.
9.3Notices. All notices, requests, demands, and other communications hereunder shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand or if sent by registered or certified mail to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its principal offices to the attention of the General Counsel.
9.4Execution in Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.
9.5Conflicting Agreements. The Executive hereby represents and warrants to the Company that the Executive entering into this Agreement, and the obligations and duties undertaken by the Executive hereunder, will not conflict with, constitute a breach of, or otherwise violate the terms of, any other employment or other agreement to which the Executive is a party, except to the extent any such conflict, breach, or violation under any such agreement has been disclosed to the Board in writing in advance of the signing of this Agreement.
9.6Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.
Notwithstanding any other provisions of this Agreement to the contrary, the Company shall have no obligation to make any payment to the Executive hereunder to the extent, but only to the extent, that such payment is prohibited by the terms of any final order of a Federal or state court or regulatory agency of competent jurisdiction; provided, however, that such an order shall not affect, impair, or invalidate any provision of this Agreement not expressly subject to such order.
9.7Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by the Company, as applicable, or by the respective parties’ legal representatives or successors.

Exhibit 10.1
9.8Applicable Law. To the extent not preempted by the laws of the United States, the laws of California shall be the controlling law in all matters relating to this Agreement without giving effect to principles of conflicts of laws.
9.9Compliance with Code Section 409A.
(a)It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Code Section 409A (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.
(b)If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to the Separation Benefits described in clauses (b) through (f) of Section 2.3, Section 2.4 or Section 2.5 herein, as applicable, until the earlier of (i) the date which is six (6) months after the Executive’s Separation from Service for any reason other than death, or (ii) the date of the Executive’s death. The provisions of this Section 9.9(b) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 9.9(b) shall be paid as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).
(c)To the extent that any payments or reimbursements pursuant to this Agreement are taxable to the Executive, any payment or reimbursement shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. Any such benefits or reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits and reimbursements that the Executive receives in any other taxable year.
9.1Legal Counsel. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.

Exhibit 10.1

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Exhibit 10.1

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

"COMPANY"	"EXECUTIVE"

Edwards Lifesciences Corporation

By:
Name: Christine Z. McCauley	Catherine Szyman
Title: Corporate Vice President, Human Resources

EXHIBIT A
FORM OF GENERAL RELEASE AGREEMENT

[    ] (“Executive”) provides this General Release Agreement (this “Agreement”) to [        ] (the “Company”) pursuant to Section 2.1 of the Spinoff Change in Control Agreement, by and between Executive and Edwards Lifesciences Corporation (or any successor thereto), dated         , 2024 (the “Severance Agreement”), in exchange for those certain separation benefits provided for in the Severance Agreement.
1.Release by Executive. Executive, on Executive’s own behalf and on behalf of Executive’s descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue the Company, its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment or any other relationship with or interest in the Company or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this Agreement set forth below, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, California Labor Code Section 132a, the California Family Rights Act, or any other federal, state or local law, regulation, ordinance constitution or common law (collectively, the “Claims”); provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) Article 2 of the Severance Agreement; (2) any equity-based awards previously granted by the Company to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Company in accordance with the applicable terms of such awards; (3) any right to indemnification that Executive may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to Executive’s service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (4) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (5) any rights to continued medical and dental coverage that Executive may have under COBRA; (6) any rights to payment of vested benefits that Executive may have under any other benefit plan sponsored or maintained by the Company. In addition, this Agreement does not cover any Claim that cannot be so released as a matter of applicable law. Executive acknowledges and agrees that Executive has received any and all leave and other benefits that Executive has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.
2.Acknowledgment of Payment of Wages. Except for accrued vacation (which the parties agree totals approximately [ ] days of pay) and salary for the current pay period, Executive acknowledges that Executive has received all amounts owed for Executive’s regular and usual salary (including, but not limited to, any bonus, severance, or other wages), and usual benefits through the date of this Agreement.
3.Waiver of Civil Code Section 1542. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Accordingly, Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code and any similar provision of any other applicable state law as to the Claims. Section 1542 of the California Civil Code provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Executive acknowledges that Executive may later discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.
4.ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, Executive is waiving any and all rights or claims that Executive may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this Agreement. Executive further expressly acknowledges and agrees that:
Executive is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;
Executive was given a copy of this Agreement on [    ] and informed that Executive had [twenty-one (21)/forty-five (45)] days within which to consider this Agreement and that if Executive wished to execute this Agreement prior to expiration of such [21/45]-day period, Executive agrees that Executive voluntarily chose to do so.
Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and

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Executive was informed that Executive has seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the General Counsel of the Company during the seven-day revocation period. In the event that Executive exercises Executive’s right of revocation, neither the Company nor Executive will have any obligations under this Agreement.
5.No Transferred Claims. Executive represents and warrants to the Company that Executive has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.
6.Miscellaneous. The following provisions shall apply for purposes of this Agreement:
(a)Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.
(b)Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.
(c)Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.
(d)Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.
(e)Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.
(f)Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.
(g)Arbitration. Any controversy arising out of or relating to this Agreement shall be submitted to arbitration in accordance with the arbitration provisions of the Severance Agreement.

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(h)Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

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The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.
EXECUTED this     day of     20    , at
County,     .
“EXECUTIVE”

[Name]

EXECUTED this     day of     20    , at
County,     .

“COMPANY”

[    ]

By:
[Name] [Title]

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